Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated April 26, 2023, with respect to the consolidated financial statements of Grab Holdings Limited and its subsidiaries and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the headings “Experts” in the prospectus.

/s/ KPMG LLP

Singapore

April 26, 2023